EXHIBIT (12)




                        PHH CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                Six Months Ended                 Year Ended April 30
                                October 31, 1995    1995      1994       1993       1992        1991
                                ----------------    ----      ----       -----      -----      -----

Income from continuing operations
     before income taxes ...........   $ 64,880   $121,318   $109,796   $ 94,238   $ 83,117   $ 77,759
Add:
     Interest expense ..............    122,415    194,196    162,108    193,935    237,058    302,853
     Interest portion of rentals* ..      3,832      8,065      9,088      8,456      8,665      7,796
                                       --------   --------   --------   --------   --------    -------
Earnings available for fixed charges   $191,127   $323,579   $280,992   $296,629   $328,840   $388,408
                                       ========   ========   ========   ========   ========    =======
Fixed charges:
     Interest expense ..............   $122,415   $194,196   $162,108   $193,935   $237,058   $302,853
     Interest portion of rentals* ..      3,832      8,065      9,088      8,456      8,665      7,796
                                       --------   --------   --------   --------   --------   --------
                                       $126,247   $202,261   $171,196   $202,391   $245,723   $310,649
                                       ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges .       1.51       1.60       1.64       1.47       1.34       1.25
                                       ========   ========   ========   ========   ========   ========



*Amounts   reflect  a  one-third   portion  of  rentals,   the  portion   deemed
representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.


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                                   SIGNATURES



                        PHH CORPORATION AND SUBSIDIARIES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                                 PHH CORPORATION



Date:    December 14, 1995

                                                               Roy A. Meierhenry
                                                       Senior Vice President and
                                                         Chief Financial Officer


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